PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                                   (Unaudited)



                                            Three Months Ended March 31,
($ in thousands)                                2001              2000
                                             -----------       ------------

Income before income taxes and
    after minority interests                    $ 3,191            $ 5,360

Undistributed equity income                        (159)              (102)

Minority interest income of
    subsidiaries with fixed charges               3,333              2,643
                                             -----------       ------------

     Adjusted earnings                            6,365              7,901
                                             -----------       ------------

Interest on debt                                  2,880              2,426

Loan fees                                             -                 84
                                             -----------       ------------

     Total fixed charges                          2,880              2,510
                                             -----------       ------------

Total available earnings
     before fixed charges                       $ 9,245            $10,411
                                             ===========       ============

Ratio                                               3.2                4.1
                                             ===========       ============